UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event
reported): October 18, 2012
Bakers Footwear Group, Inc.
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(Exact Name of Registrant as Specified in Charter)

Missouri --------------------------- (State or Other Jurisdiction of Incorporation)	000-50563 ------------------- (Commission File Number)	43-0577980 --------------------------- (I.R.S. Employer Identification Number)

2815 Scott Avenue St. Louis, Missouri ---------------------------------------------------- (Address of Principal Executive Offices)	63103 ------------------ (Zip Code)

Registrant’s telephone number, including area code:

(314) 621-0699
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

Aldo Letter Regarding Asset Purchase Agreement.

As previously described in a Current Report on Form 8-K filed on August 27, 2012, as part of its restructuring plan, Bakers Footwear Group, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with Aldo U.S., Inc. (“Aldo”) in August 2012.  Under the Agreement, Aldo agreed to assume leases and certain other assets for up to 52 of the Company’s stores (the “Stores”) for up to $6.375 million in cash.  The sales are subject to obtaining landlord consents by specified deadlines, with closing in three phases from January 2013 to June 2013.  The landlord consent requirement for 19 of the Stores also includes modification of certain terms, including extension of the lease term.

As previously reported in its Current Report on Form 8-K dated October 3, 2012, the Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code on October 3, 2012, in the United States Bankruptcy Court for the Eastern District of Missouri (the “Court”) as case no. 12-49658 (the “Case”). On October 5, 2012, Aldo notified the Company that it elected not to assume leases for 7 Stores pursuant to a provision in the Agreement.  The Company did not receive formal landlord consents prior to the October 6, 2012 deadline for phases one and two; however, provisions of the Bankruptcy Code may render landlords’ consents unnecessary as to certain of the Stores.  The phase three deadline is not until March 1, 2013.

On October 18, 2012, the Company received written notice from Aldo purporting to immediately terminate the Agreement pursuant to Section 9.3(e)(relating to bankruptcy).  If the Agreement were terminated, Aldo’s escrow deposit would be refunded.  Nevertheless, Aldo has expressed a continuing desire to purchase certain of the Stores.

The Company believes that the Bankruptcy Code renders Section 9.3(e) of the Agreement unenforceable and thus that Aldo’s termination notice is in violation of the automatic stay under applicable bankruptcy law.  The Company intends to vigorously defend its position in Court, including potentially seeking recovery from Aldo for breach of contract and violation of the automatic stay and enforcing the sale, at least as to certain Stores where the Agreement does not contemplate modification of lease terms.

The Company can give no assurance as to its ability to successfully sell leases or other assets to Aldo or other parties, to otherwise effect actions contemplated by its restructuring plans, or its ability to successfully reorganize under Chapter 11.

Safe Harbor Statement

This Report on Form 8-K contains forward-looking statements (within the meaning of Section 27(A) of the Securities Act of 1933 and Section 21(E) of the Securities Exchange Act of 1934) and expectations regarding the Company’s future performance. The Company has no duty to update such statements. Actual future events and circumstances could differ materially from the statements and the events and circumstances set forth in this Current Report due to various factors.

These factors include, among other things, the ability of the Company to continue as a going concern, the Company’s ability to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 case, the preliminary nature of estimates of the costs and benefits of the Company’s various restructuring activities, the Company’s ability to effect its restructuring plans, risks associated with the Company’s ability to comply with its debtor-in-possession credit agreement, including financial covenants and deadlines in the Chapter 11 case, risks associated with third party motions in the Chapter 11 case, which may interfere with the Company’s ability to develop and consummate one or more plans of reorganization once such plans are developed, the potential adverse effects of the Chapter 11 proceedings on the Company’s liquidity, results of operations, brand or business prospects, increased legal costs related to the bankruptcy filing and other litigation, the effects of the bankruptcy filing on the interests of various creditors, equity holders and other stakeholders, the length of time in which the Company will operate in Chapter 11, the continuing commitment of the Company’s landlords and vendors, including delivery of inventory, the consent of the Company’s landlords to transfer or terminate leases relating to the affected stores, the inability to satisfy debt covenants, material declines in sales trends and liquidity, material changes in the Company’s business, prospects, results of operations or financial condition, and other risks and uncertainties, including those detailed in the Company’s filings with the U.S. Bankruptcy Court of the Eastern District of Missouri, the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, including those discussed in “Risk Factors,” in “Management’s Discussion and Analysis of Financial Position and Results of Operations” and in Note 2 to the Company’s financial statements, and in the Company’s Form 12b-25 filed on September 12, 2012, and in the Company’s other filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKERS FOOTWEAR GROUP, INC.

Date: October 24, 2012	By:	/s/ Charles R. Daniel, III
Charles R. Daniel, III Executive Vice President, Chief Financial Officer, Controller, Treasurer and Secretary